Exhibit (a)(1)

COMPANY NOTICE

TO HOLDERS OF

2.875% CONVERTIBLE SENIOR NOTES DUE 2038 ISSUED BY

PIONEER NATURAL RESOURCES COMPANY

CUSIP Number: 723787 AH0

Reference is made to the Indenture, dated as of January 22, 2008 (the “Base Indenture”), between Pioneer Natural Resources Company, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 22, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, Pioneer Natural Resources USA, Inc., a Delaware corporation, and the Trustee, relating to the Company’s 2.875% Convertible Senior Notes due 2038 (CUSIP No: 723787 AH0) (the “Notes”). No representation is made as to the correctness or accuracy of the CUSIP numbers referenced herein or printed on the Notes. Pursuant to Section 9.01 of the Supplemental Indenture and the provisions of the Notes, each holder of the Notes (each, a “Holder”) has an option to require the Company to purchase all or a portion of its Notes, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes, on January 15, 2013 (the “Repurchase Date”). All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each Holder (the “Put Option”), all or a portion (which portion must be in principal amounts of $1,000 or an integral multiple thereof) of the Holder’s Notes will be purchased by the Company for a purchase price (the “Repurchase Price”) in cash equal to 100% of the principal amount of the Notes, upon the terms and subject to the conditions set forth in the Indenture, the Notes, this Company Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Option Documents”). The Repurchase Price for any Note validly surrendered for purchase and not withdrawn will be paid promptly following the later of the Business Day following the Repurchase Date and the time of surrender of such Note. The Repurchase Price will not include any accrued and unpaid interest because the Repurchase Date is after an Interest Record Date and on an Interest Payment Date. The Company will pay any accrued and unpaid interest on any Notes validly surrendered for purchase and not withdrawn to, but excluding, the Repurchase Date to the Holders of record on the applicable Interest Record Date, which is January 1, 2013.

Holders may surrender their Notes from 9:00 a.m., New York City time, on December 14, 2012 through 5:00 p.m., New York City time, on January 14, 2013 (the “Expiration Date”). In order to exercise the Put Option, a Holder must follow the procedures contained in the Option Documents. This Company Notice is being sent pursuant to Section 9.01 of the Supplemental Indenture and the provisions of the Notes.

Pursuant to Article 8 of the Supplemental Indenture, the Notes are convertible into cash and shares of Common Stock, subject to the conditions and adjustments specified in the Indenture and the Notes. During the three-month period ending December 31, 2012, in accordance with the terms of the Indenture, the Notes are convertible at the option of the Holders. The Base Conversion Rate of the Notes is 13.7741 shares of Common Stock per $1,000 principal amount of the Notes (which is equal to a Base Conversion Price of approximately $72.60 per share). Holders who wish to convert all or a portion of their Notes should follow the procedures for conversion specified in the Indenture and the Notes. The Notes may be converted only in accordance with Article 8 of the Supplemental Indenture.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

To exercise your option to have the Company purchase the Notes and to receive payment of the Repurchase Price, on or after 9:00 a.m., New York City time, on December 14, 2012 but before 5:00 p.m., New York City time, on the Expiration Date, you must validly deliver your Notes through DTC’s transmittal procedures. Notes surrendered for purchase may be withdrawn by the Holders of such Notes at any time before 5:00 p.m., New York City time, on the Expiration Date. The right of Holders to surrender their Notes for purchase pursuant to the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Paying Agent and the Conversion Agent is Wells Fargo Bank, National Association. The address of the Trustee, the Paying Agent and the Conversion Agent is:

Registered & Certified Mail:	Regular Mail or Courier:

Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121
P.O. Box 1517	6th & Marquette Avenue
Minneapolis, MN 55480	Minneapolis, MN 55479
(800) 344-5128	(800) 344-5128
(612) 667-6282 (Fax)	(612) 667-6282 (Fax)

In Person by Hand Only:

Wells Fargo Bank, National Association
Corporate Trust Services
Northstar East Bldg - 12th Flr
608 Second Avenue South
Minneapolis, MN 55402
(800) 344-5128
(612) 667-6282 (Fax)

Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.

Please refer to the CUSIP number of the Notes when making inquiries.

The date of this Company Notice is December 14, 2012.

SCHEDULE A	INFORMATION ABOUT THE EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY	A-1

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No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. You should not assume that the information contained in this Company Notice is accurate as of any date other than the date on the front of this Company Notice. The delivery of this Company Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date on the front of this Company Notice.

This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. None of Pioneer Natural Resources Company, a Delaware corporation (the “Company” or “we”), the Company’s board of directors or the Company’s employees is making any representation or recommendation to any holder of the Company’s 2.875% Convertible Senior Notes due 2038 Notes (the “Notes”) as to whether to exercise or refrain from exercising its option to require the Company to purchase all or a portion of its Notes (the “Put Option”). You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

The Company and its affiliates, including its executive officers and directors, will be prohibited by Rule 13e- 4(f)(6) and Rule 14e-5 under the Securities Exchange Act of 1934 from purchasing any of the Notes outside of the Put Option for ten business days after the expiration of the Put Option. Following that time, we expressly reserve the absolute right, in our sole discretion, from time to time in the future, to redeem the Notes, in whole or in part, and to purchase any of the Notes, whether or not any Notes are purchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these choices, or a combination thereof, we will pursue.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more detailed description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete and the remainder of this Company Notice contains additional important information. We have included section references to direct you to a more detailed description of the topics in this summary.

Who is obligated to purchase my Notes?

Pioneer Natural Resources Company, a Delaware corporation (“Pioneer,” the “Company” or “we”), is obligated, at your option, to purchase its 2.875% Convertible Senior Notes due 2038 (the “Notes”). (See Section 2.1.)

Why is the Company obligated to purchase my Notes?

The right of each holder of the Notes (each, a “Holder”) to sell, and the Company’s obligation to purchase, the Notes pursuant to the Put Option is a term of the Notes under the Indenture, dated as of January 22, 2008 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 22, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, Pioneer Natural Resources USA, Inc., a Delaware corporation, and the Trustee, and has been a right of the Holders from the time the Notes were issued. The Company is required to repurchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and the Indenture. (See Section 2.1.)

What securities is the Company obligated to purchase?

The Company is obligated to purchase all Notes validly surrendered and not withdrawn at the option of the Holder thereof. As of December 12, 2012, there was $479,907,000 in aggregate principal amount of the Notes outstanding. (See Section 2.1.)

How much will the Company pay, and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, with respect to any and all Notes validly surrendered for purchase and not withdrawn, the Company will pay, in cash, a purchase price (the “Repurchase Price”) equal to 100% of the principal amount thereof. The Repurchase Price will not include any accrued and unpaid interest because the date of repurchase, January 15, 2013 (the “Repurchase Date”), is after an Interest Record Date and on an Interest Payment Date. The Company will pay any accrued and unpaid interest on any Notes validly surrendered for purchase and not withdrawn to, but excluding, the Repurchase Date to the Holders of record on the applicable Interest Record Date, which is January 1, 2013. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock (as defined below). (See Section 2.2.)

How can I determine the market value of the Notes?

There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely, depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision with respect to the Put Option. Our common stock, $0.01 par value per share (“Common Stock”), into which the Notes are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PXD.” On December 12, 2012, the closing price of our Common Stock on the NYSE was $105.60 per share. (See Section 2.4.)

Is the Company making any recommendation about the Put Option?

None of the Company, its board of directors or its employees is making any recommendation as to whether you should exercise or refrain from exercising the Put Option. You must make your own decision whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option. (See Section 2.2.)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on January 14, 2013 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Section 2.1.)

What are the conditions to the Company’s purchase of the Notes?

Provided that the Company’s purchase of Notes validly surrendered for purchase and not withdrawn is not unlawful, the purchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Company Notice. Delivery of Notes by book-entry transfer electronically through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of such Notes. (See Sections 2.1 and 3.3.)

How do I surrender my Notes?

To surrender your Notes for purchase pursuant to the Put Option, you must surrender the Notes through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the Holder desires to surrender the Holder’s Notes and instruct the nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders who are DTC participants should surrender their Notes electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice. (See Section 3.)

If I exercise the Put Option, when will I receive payment for my Notes?

We will accept for payment all Notes validly surrendered for purchase and not withdrawn promptly upon expiration of the Put Option. We will, before 11:00 a.m., New York City time, on January 16, 2013, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Section 5.)

Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Notes.

Can I withdraw previously surrendered Notes?

Yes. If you withdraw previously surrendered notes, your Notes will not be purchased and will remain outstanding subject to the existing terms of the Notes and the Indenture. To withdraw previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC with sufficient time to allow DTC to withdraw your Notes before 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. (See Section 4.)

Do I need to do anything if I do not wish to exercise the Put Option?

No. If you do not surrender your Notes before the expiration of the Put Option, your Notes will not be purchased and will remain outstanding subject to the existing terms of the Notes and the Indenture.

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes (if the principal amount of that portion is $1,000 or an integral multiple of $1,000) or none of your Notes.

Can I convert my Notes?

Yes. The Notes are convertible into cash and shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes, provided that you do not surrender your Notes for purchase or you validly withdraw any previously surrendered Notes before 5:00 p.m., New York City time, on the Expiration Date. During the three-month period ending December 31, 2012, in accordance with the terms of the Indenture, the Notes are convertible at the option of the Holders. (See Section 2.3.)

What is the procedure for converting my Notes?

If you wish to convert any or all of your Notes, you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and all transfer or similar taxes, if any. (See Section 2.3.)

If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of your Notes into cash and shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (See Section 2.3.)

What are the tax consequences of surrendering my Notes?

You may be subject to U.S. federal income taxation upon the receipt of cash from us as payment for the Notes surrendered pursuant to the Put Option. In addition, proceeds received by you on the surrender of the Notes pursuant to the Put Option may be subject to a withholding tax if you fail to provide certain certifications or documentation to the Paying Agent. (See Section 11).

Who is the Paying Agent?

Wells Fargo Bank, National Association is serving as Paying Agent in connection with the Put Option. Its address and telephone and fax numbers are set forth on the front cover of this Company Notice.

Whom can I contact if I have questions about the Put Option?

Questions and requests for assistance in connection with the Put Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. Pioneer Natural Resources Company, a Delaware corporation (“Pioneer,” the “Company” or “we”), is obligated to purchase its 2.875% Convertible Senior Notes due 2038 (CUSIP No. 723787 AH0 ) (the “Notes”) that have been validly surrendered for purchase and not withdrawn. The Notes are convertible into cash and shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Company is both the “filing person” and the “subject company.”

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations primarily in the United States. The Common Stock is publicly traded on the New York Stock Exchange (the “NYSE”) under the symbol “PXD.” The Company was incorporated under the laws of the State of Delaware on April 2, 1997. The Company’s corporate headquarters is located at 5205 North O’Connor Blvd., Suite 200, Irving, Texas 75039 (telephone number (972) 444-9001). The Company’s website address is www.pxd.com. We have not incorporated by reference into this Company Notice the information included on or linked from our website, and you should not consider it to be a part of this Company Notice.

2. Information Concerning the Notes. On January 22, 2008, we issued $500,000,000 in aggregate principal amount of the Notes. Cash interest accrues on the Notes at the rate of 2.875% per annum from the most recent date on which interest has been paid, and is payable semi-annually on January 15 and July 15 of each year (each, an “Interest Payment Date”) to the person in whose name a Note is registered at the close of business on the immediately preceding January 1 or July 1 (each, an “Interest Record Date”), as the case may be. The Notes mature on January 15, 2038. As of December 12, 2012, there was $479,907,000 in aggregate principal amount of the Notes outstanding.

2.1 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, dated as of January 22, 2008 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 22, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, Pioneer Natural Resources USA, Inc., a Delaware corporation, and the Trustee, we are obligated to purchase all of the Notes validly surrendered and not withdrawn, at the option of the holder of the Notes (the “Put Option”), on January 15, 2013 (the “Repurchase Date”). Each Holder may require us to purchase all or a portion of its Notes (if the principal amount of that portion is $1,000 or an integral multiple of $1,000).

The Put Option will expire at 5:00 p.m., New York City time, on January 14, 2013 (the “Expiration Date”). We will not extend the period that holders of the Notes (“Holders”) have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). The purchase by the Company of validly surrendered Notes is not subject to any conditions other than that the Company’s purchase is not unlawful and satisfaction of the procedural requirements described in this Company Notice.

If any Notes remain outstanding following the expiration of the Put Option, the Company will become obligated to purchase the Notes, at the option of the respective Holders, in whole or in part, on January 15, 2018, January 15, 2023, January 15, 2028, and January 15, 2033, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the purchase date thereof.

2.2 Repurchase Price. Pursuant to terms of the Indenture and the Notes, the purchase price to be paid by the Company for the Notes on the Repurchase Date will be paid in cash and is equal to 100% of the principal amount of the Notes (the “Repurchase Price”). The Repurchase Price will not include any accrued and unpaid interest because the Repurchase Date is after an Interest Record Date and on an Interest Payment Date. The Company will pay any accrued and unpaid interest on any Notes validly surrendered for purchase and not withdrawn to, but excluding, the Repurchase Date to the Holders of record on the applicable Interest Record Date, which is January 1, 2013. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of the Notes.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock. Thus, the Repurchase

Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to surrender their Notes for purchase.

None of the Company or its board of directors or employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Put Option. Each Holder must make its own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on the Holder’s assessment of the current market value of the Notes and our Common Stock and other relevant factors.

We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Put Option, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your own particular circumstances.

2.3 Conversion Rights of the Notes. The Notes are convertible into cash and shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. During the three-month period ending December 31, 2012, in accordance with the terms of the Indenture, the Notes are convertible at the option of the Holders. The Base Conversion Rate of the Notes is 13.7741 shares of Common Stock per $1,000 principal amount of the Notes, which is equal to a Base Conversion Price of approximately $72.60 per share. The Paying Agent is currently acting as the Conversion Agent for the Notes. The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Company Notice.

Holders who do not surrender their Notes for purchase pursuant to the Put Option, or who validly withdraw a surrender of their Notes in compliance with the withdrawal procedures described in Section 4 of this Company Notice, will retain the right to convert their Notes into cash and Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Notes. If a Holder validly surrenders its Notes for purchase pursuant to the Put Option and the Holder subsequently wishes to convert those Notes pursuant to the Indenture, the Holder may not convert its surrendered Notes unless the Holder validly withdraws the Notes in compliance with the procedures described in Section 4 of this Company Notice, and the Notes are otherwise convertible in accordance with the terms of the Indenture.

Holders who wish to convert any or all of their Notes must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and all transfer or similar taxes, if any. If a Holder converts Notes, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our Common Stock upon the conversion, unless the tax is due because the Holder requests any shares to be issued in a name other than the Holder’s name, in which case the Holder will pay that tax.

2.4 Market for the Notes and Our Common Stock. There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely, depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of the Notes, if any, pursuant to the Put Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Put Option.

Our Common Stock, into which the Notes are convertible, is listed on the NYSE under the symbol “PXD.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the NYSE for the first quarter of 2010 through December 12, 2012:

	High	Low
2012
Fourth Quarter (through December 12, 2012)	$110.67	$99.75
Third Quarter	$115.69	$82.18
Second Quarter	$117.63	$77.41
First Quarter	$119.19	$90.26

2011:
Fourth Quarter	$97.10	$58.63
Third Quarter	$99.64	$65.73
Second Quarter	$106.07	$82.41
First Quarter	$104.29	$85.90

2010:
Fourth Quarter	$88.00	$64.97
Third Quarter	$67.77	$54.89
Second Quarter	$74.00	$54.72
First Quarter	$56.88	$41.88

On December 12, 2012, the closing price of our Common Stock, as reported by the NYSE, was $105.60 per share. As of December 12, 2012, there were 123,547,688 shares of Common Stock outstanding.

The Holders are not entitled to dividends. Upon conversion of the Notes into shares of Common Stock, the Holders will be entitled to dividends, if any, paid to holders of Common Stock.

We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Put Option.

2.5 Optional Redemption. Beginning on and after January 15, 2013, the Notes are redeemable for cash at our option at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the date fixed for redemption, as provided for in the Indenture and the Notes. Nevertheless, effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing or redeeming the Notes (or the right to purchase or redeem the Notes) other than through the Put Option until at least the tenth business day after the Repurchase Date.

2.6 Holder’s Right to Require Purchase upon a Fundamental Change. Each Holder may require us to purchase all or a portion of its Notes (if the principal amount of that portion is $1,000 or an integral multiple of $1,000) if there is a Fundamental Change (as defined in the Supplemental Indenture) at a purchase price in cash equal to 100% of the principal amount thereof plus any accrued and unpaid interest to, but excluding, the purchase date.

2.7 Ranking. The Notes are our unsecured senior obligations and rank equal in right of payment with all of our other existing and future unsecured senior indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The Notes are effectively subordinated to our existing and future secured or guaranteed indebtedness to the extent of the value of the assets securing such indebtedness or the value of the subsidiaries providing the guarantees, and structurally subordinated to any liabilities or other indebtedness of our subsidiaries, none of which currently guarantees the Notes.

3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender (and do not thereafter withdraw) the Notes on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; nevertheless, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple of $1,000.

If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, or if they withdraw validly surrendered Notes before 5:00 p.m., New York City time, on the Expiration Date, their Notes will not be purchased and will remain outstanding subject to the existing terms of the Notes and the Indenture.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Put Option. There may be commissions you need to pay your broker in connection with the surrender of the Notes.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.

This Company Notice constitutes the Company’s notice of repurchase right described in the Supplemental Indenture, and delivery of the Notes via ATOP will satisfy the Holders’ requirement for delivery of a Repurchase Notice as defined and described in the Supplemental Indenture. Delivery of any Notes, including delivery and acceptance through ATOP, is at the election and risk of the Holder surrendering the Notes.

3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	the Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	the Holder agrees to all of the terms of this Company Notice;

•	the Holder has received this Company Notice and acknowledges that this Company Notice provides the notices required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, the Holder:

(i)	irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all Notes surrendered,

(ii)	waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences),

(iii)	releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes that the Holder surrenders for repurchase, including, without limitation, any claims that the Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes that the Holder surrenders for repurchase, and

(iv)	irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of the Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of the Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present the Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of the Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•

the Holder represents and warrants that the Holder (i) owns the Notes surrendered and is entitled to surrender the Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered and that, when the Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•

the Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

the Holder understands that all Notes properly surrendered for purchase (and not thereafter withdrawn) before 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes and the other Option Documents;

•

payment for Notes purchased pursuant to this Company Notice will be made by deposit of the Repurchase Price for the Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting the payments to the Holders;

•

surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time before 5:00 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3 Delivery of Notes.

Notes Held through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact the nominee if the Holder desires to surrender its Notes and instruct the nominee to surrender the Holder’s Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” before 5:00 p.m., New York City time, on the Expiration Date.

Notes in Global Form. A Holder who is a DTC participant who wishes to tender its Notes pursuant to the Put Option must surrender to the Company the Holder’s beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system the Holder’s beneficial interest in the Notes before 5:00 p.m., New York City time, on the Expiration Date; and

•

electronically transmitting the Holder’s acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, before 5:00 p.m., New York City time, on the Expiration Date. Upon receipt of the Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, that states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by the participant under the Put Option, and that the participant has received and agrees to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

Unless we default in making payment of the Repurchase Price, interest on Notes validly surrendered for purchase will cease to accrue on and after the Repurchase Date, whether or not the Notes are delivered to the Paying Agent, and immediately after the Repurchase Date all rights (other than the right to receive the Repurchase Price upon delivery of the Notes) of the Holder of the Notes will terminate.

4. Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Notes before 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes, Holders (or the Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Notes before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account the Notes were tendered, and the participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through the DTC ATOP system by the participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

Holders may withdraw any Notes previously delivered to the Paying Agent and not yet accepted for payment after the expiration of 40 business days from the date of this Company Notice.

5. Payment for Surrendered Notes. We will, before 11:00 a.m., New York City time, on the business day following the Repurchase Date, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly surrendered its Notes (and not validly withdrawn that delivery) before 5:00 p.m., New York City time, on the Expiration Date. Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Notes.

The total amount of funds required by us to purchase all of the Notes is $479,907,000 (assuming that all of the Notes are validly surrendered for purchase and accepted for payment). If any Notes are surrendered and accepted for payment, we intend to use cash on hand or available under our Credit Facility (as defined below) to purchase the Notes.

During March 2011, the Company entered into a Second Amended and Restated 5-Year Revolving Credit Agreement (the “Credit Facility”) with a syndicate of financial institutions that matures in March 2016, unless extended in accordance with the terms of the Credit Facility. As of November 30, 2012, the Company had $490 million of outstanding borrowings under the Credit Facility and $2 million of undrawn letters of credit, all of which were commitments under the Credit Facility, leaving the Company with $758 million of unused borrowing capacity under the Credit Facility. Revolving loans under the Credit Facility bear interest, at our option, based on (a) a rate per annum equal to the higher of the prime rate announced from time to time by Wells Fargo Bank, National Association or the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System during the last preceding business day plus 0.50% plus a defined alternate base rate spread margin, which is currently 0.75% based on our debt rating or (b) a base Eurodollar rate, substantially equal to LIBOR, plus a margin (the “Applicable Margin”), which is currently 1.75% and is also determined by our debt rating. Swing line loans under the Credit Facility bear interest at a rate per annum equal to the “ASK” rate for Federal funds periodically published by the Dow Jones Market Service plus the Applicable Margin. Outstanding revolving and swing line loans under the Credit Facility presently bear interest at annual rates of 2.00% and 1.99%, respectively. We also pay commitment fees on the undrawn amounts under the Credit Facility that are determined by our debt rating (currently 0.325%). When amounts outstanding under the Credit Facility become due, we expect to repay those amounts with cash on hand, proceeds from debt or equity issuances or proceeds from the sale of assets.

We do not have any alternative financing plans for raising cash to purchase the Notes.

6. Notes Acquired. Any Notes purchased by us pursuant to the Put Option will be canceled by the Trustee, pursuant to the terms of the Indenture.

7. Plans and Proposals of the Company. Except as described in these materials or in our filings with the Securities and Exchange Commission (the “SEC”) or as previously publicly announced, we currently have no plans that would be material to a Holder’s decision to exercise the Put Option, that relate to or that would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

•	any material change in our dividend rate or policy, indebtedness or capitalization;

•

any change in our board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any of our executive officers;

•	any other material change in our corporate structure or business;

•

any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Company Notice. A list of our executive officers and directors is attached to this Company Notice as Schedule A. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.

Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as disclosed by us prior to the date hereof. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Company Notice. Should any approval or other action be required, we intend to seek the approval or take the action. Nevertheless, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10. Purchases of Notes by the Company and Its Affiliates. The Company made no purchases of the Notes during the 60 days preceding the date of this Company Notice.

Effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing any Notes (or the right to purchase any Notes) other than through the Put Option until at least the tenth business day after the Repurchase Date. Following that time, if any Notes remain outstanding, we may exercise our right to redeem those Notes, in whole or in part, and we and our affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price, or which may be paid in cash or other consideration. Any decision to purchase Notes after the Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes delivered for purchase pursuant to the Put Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders than the terms of the Put Option as described in this Company Notice.

11. Certain U.S. Federal Income Tax Consequences.

The following is a discussion of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) who surrender Notes for purchase pursuant to the Put Option. For this purpose, a “holder” means a beneficial owner of a Note; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust that is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds a Note, the tax treatment of that partnership and each partner thereof will generally depend upon the status and activities of the partnership and the partner. A partner of a partnership that holds Notes should consult its tax advisor regarding the U.S. federal income tax consequences applicable to it if the partnership surrenders a Note for purchase pursuant to the Put Option.

This discussion deals only with Notes held as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of its own particular circumstances, nor does it deal with special situations, such as:

•

holders who are subject to special tax treatment, such as dealers in securities or currencies, banks, insurance companies, retirement plans, tax-exempt entities, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, certain former citizens or residents of the United States or foreign governmental entities;

•	Notes held as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	any alternative minimum tax consequences; or

•	any U.S. estate or gift tax consequences or any state, local or non-U.S. tax consequences.

This discussion is based upon the provisions of the Code, U.S. Treasury regulations, rulings, other administrative guidance and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

EACH HOLDER THAT INTENDS TO SURRENDER ANY NOTE FOR PURCHASE PURSUANT TO THE PUT OPTION IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S. TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

11.1 U.S. Holders

Surrender of Notes for Purchase. A U.S. Holder that surrenders the Note for purchase pursuant to the Put Option will generally recognize gain or loss upon the sale equal to the difference between (i) the cash received by the U.S. Holder in consideration for the surrender of the Note, reduced by any net negative adjustment carried forward, and (ii) the U.S. Holder’s adjusted tax basis in the Note at the time of sale. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the cost of the Note to the U.S. Holder, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the Note to the U.S. Holder. A U.S. Holder generally will treat any gain as ordinary interest income. Any loss will be treated as ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary loss, and the balance treated as capital loss. Capital gains of individuals and certain other non-corporate taxpayers from the sale of capital assets held for more than one year at the time of sale currently are eligible for a reduced tax rate, which rates are scheduled to increase on January 1, 2013. The deductibility of capital losses is subject to limitations. A U.S. Holder that sells the Notes at a loss that meets certain thresholds may be required to file a disclosure statement with the Internal Revenue Service (“IRS”).

Information Reporting, FIRPTA Withholding and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of a Note for purchase pursuant to the Put Option, unless the U.S. Holder is an exempt recipient (such as a corporation) and, if requested, certifies as to that status. A U.S. Holder may also be subject to backup withholding on that payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to that effect. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.

The Foreign Investment in Real Property Tax Act (“FIRPTA”) imposes a tax on foreign persons who dispose of a United States real property interest (as defined by FIRPTA). To help assure the collection of the tax, FIRPTA requires that, in the absence of an applicable exception, a person acquiring a United States real property interest must withhold 10% of the consideration and remit that amount to the U.S. Treasury as, in effect, an estimated tax payment by the transferor. One exception to the withholding requirement is where the transferor has certified under penalties of perjury that is not a foreign person.

In general, convertible notes issued by a corporation that is a “United States real property holding corporation” (“USRPHC”) are treated as United States real property interests. As indicated below, we believe that we are USRPHC. Consequently, the proceeds from the surrender of the Notes pursuant to the Put Option may be subject to a 10% withholding tax, as described in further detail below under “—Surrender of Notes for Purchase and FIRPTA Withholding.” U.S. Holders that wish to exercise the Put Option with respect to their Notes should contact the Paying Agent at the telephone number set forth on the front cover of this Company Notice to obtain instructions regarding the documentation that must be provided in order to receive payments for the Notes without reduction for withholding tax.

11.2 Non-U.S. Holders

Surrender of Notes for Purchase and FIRPTA Withholding. Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on the surrender of a Note for purchase pursuant to the Put Option unless:

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the purchase and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. tax at a flat rate of 30% on the gain (unless an applicable income tax treaty provides for a lower rate); any such gain may be offset by U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States;

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as a U.S. Holder (except as provided by an applicable income tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% on the effectively connected earnings and profits (or a lower rate if provided by an applicable income tax treaty); or

•	we are or have been a USRPHC for U.S. federal income tax purposes and certain other conditions are met.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we currently are, and expect to be for the foreseeable future, a USRPHC. Because we believe, however, that our stock is “regularly traded on an established securities market” (within the meaning of applicable U.S. Treasury regulations), a Non-U.S. Holder would not be subject to U.S. federal income tax on gain recognized on the surrender of his or her Notes for purchase pursuant to the Put Option solely because of our status as a USRPHC unless:

•

the Notes are considered to be “regularly traded on an established securities market” and the Non-U.S. Holder owned, actually or constructively, more than 5% of the outstanding Notes at any time during the shorter of the five-year period preceding the date of the surrender of the Notes pursuant to the Put Option or the holding period of the Non-U.S. Holder with respect to the Notes (the “Regularly Traded Test”); or

•

the Notes are not considered to be “regularly traded on an established securities market” and the Non-U.S. Holder owns, actually or constructively, an amount of the Notes that had, on the last date that the Non-U.S. Holder acquired any portion of the Notes, a fair market value greater than the fair market value on that date of 5% of our outstanding shares of common stock (the “5% Acquisition Test”).

Although not free from doubt, we believe that the Notes should not be treated as “regularly traded on an established securities market.” Accordingly, if the Non-U.S. Holder satisfies the 5% Acquisition Test, any gain on the surrender of the Notes will be subject to U.S. federal income tax at tax rates generally applicable to U.S. taxpayers, and the proceeds from the surrender will be subject to a 10% withholding tax.

Because of the difficulty of determining whether the Notes held by a particular beneficial owner are United States real property interests under the 5% Acquisition Test, we will withhold 10% of the proceeds payable to the Non-U.S. Holder on the surrender of its Notes pursuant to the Put Option unless the Non-U.S. Holder provides to us documentation and certifications establishing to our satisfaction that withholding is not required as to the Non-U.S. Holder. Non-U.S. Holders that wish to exercise the Put Option with respect to their Notes should contact the Paying Agent at the telephone number set forth on the front cover of this Company Notice to obtain instructions regarding the documentation that must be provided in order to receive payments for the Notes without reduction for withholding tax.

The determination of whether debt instruments are considered to be “regularly traded on an established securities market” is unclear. If, contrary to our belief, the Notes are considered to be “regularly traded on an established securities market,” gain on the sale of the Notes will be subject to U.S. federal income tax if the Non-U.S. Holder satisfies the Regularly Traded Test, even if the Non-U.S. Holder does not satisfy the 5% Acquisition Test.

The application of the rules relating to interests in a USRPHC to gain recognized on the surrender of the Notes is not entirely clear. Non-U.S. Holders that meet any of the ownership requirements discussed above, including the 5% Acquisition Test or the Regularly Traded Test, are strongly encouraged to consult their own tax advisors with respect to the U.S. tax consequences of the surrender of the Notes pursuant to the Put Option.

Information Reporting and Backup Withholding. Payments to a Non-U.S. Holder in consideration for the surrender of Notes for purchase pursuant to the Put Option made through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.

Any amounts withheld under the backup withholding rules or the FIRPTA withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished on a timely basis to the IRS.

11.3 Tax Legislative Changes

Unless further U.S. tax legislative action is taken, the U.S. tax rates with respect to ordinary income and capital gain are scheduled to increase on January 1, 2013 and an additional 3.8% tax will be imposed for tax years beginning after December 31, 2012 on “net investment income” of certain U.S. citizens and resident aliens and on the undistributed “net investment income” of certain estates and trusts. “Net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the Notes, less certain deductions.

Current law may change as to the tax treatment of ownership and disposition of the Notes. Any proposed legislation, whether or not enacted, could also affect the value and liquidity of the Notes. Holders of the Notes should consult with their own tax advisors with respect to the rate changes and any proposed, pending or future legislation.

12. Additional Information. This Company Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Company Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision to exercise or refrain from exercising the Put Option:

Filing	Date(s) Filed
Annual Report on Form 10-K for the year ended December 31, 2011	February 29, 2012
Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2011	March 1, 2012
Quarterly Report on Form 10-Q for the quarter ended March 31, 2012	May 7, 2012
Quarterly Report on Form 10-Q for the quarter ended June 30, 2012	August 7, 2012
Quarterly Report on Form 10-Q for the quarter ended September 30, 2012	November 5, 2012
Current Reports on Form 8-K

January 9, 2012

January 11, 2012

January 18, 2012

January 30, 2012

February 7, 2012

February 28, 2012

March 26, 2012

April 20, 2012

April 25, 2012

May 1, 2012

May 3, 2012

May 18, 2012

June 25, 2012

June 28, 2012

July 12, 2012

July 18, 2012

August 1, 2012

August 8, 2012

September 7, 2012

October 1, 2012

October 18, 2012

October 31, 2012

December 3, 2012

Amendment No. 1 to the Current Report of Form 8-K furnished on August 1, 2012	August 7, 2012
Definitive Proxy Statement	April 5, 2012

We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and before 5:00 p.m., New York City time, on the Expiration Date. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein.

The SEC file number for these Pioneer filings is 001-13245. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Company Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless the exhibits are specifically incorporated by reference into the documents, at no cost, by writing us at Pioneer Natural Resources Company, 5205 North O’Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Company Notice, you should rely on the statements made in the most recent document.

In making your decision whether to exercise the Put Option, you should read the information about us contained in this Company Notice together with the information contained in the documents to which we have referred you.

13. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Put Option.

14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Notes, as applicable.

15. Conflicts. Notwithstanding the foregoing, in the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees is making any recommendation to any Holder whether to exercise or refrain from exercising the Put Option. Each Holder must make its own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on its own assessment of current market value and other relevant factors.

PIONEER NATURAL RESOURCES COMPANY

SCHEDULE A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

AND DIRECTORS OF THE COMPANY

The table below sets forth information about our executive officers and directors as of December 12, 2012. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
Scott D. Sheffield	Chairman of the Board and Chief Executive Officer
Timothy L. Dove	President and Chief Operating Officer
Mark S. Berg	Executive Vice President and General Counsel
Chris J. Cheatwood	Executive Vice President, Business Development and Geoscience
Richard P. Dealy	Executive Vice President and Chief Financial Officer
William F. Hannes	Executive Vice President, South Texas Operations
Danny L. Kellum	Executive Vice President, Permian Operations
Jay P. Still	Executive Vice President, Domestic Operations
Frank W. Hall	Vice President and Chief Accounting Officer
Andrew D. Lundquist	Director
Charles E. Ramsey, Jr.	Director
Frank A. Risch	Director
R. Hartwell Gardner	Director
J. Kenneth Thompson	Director
Jim A. Watson	Director
Thomas D. Arthur	Director
Edison C. Buchanan	Director
Andrew F. Cates	Director
Scott J. Reiman	Director

The business address and telephone number of each executive officer and director is c/o Pioneer Natural Resources Company, 5205 North O’Connor Blvd., Suite 200, Irving, Texas 75039, telephone number (972) 444-9001.

A-1